EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective August 23, 2006.

BETWEEN:

Turinco Inc. a Nevada company, (the “Corporation”) with offices at:

2610 – 1066 W. Hastings St. Vancouver, B.C., Canada.

AND:

Teyfik Oezcan, (the “Executive”), Geschaftsfuhrer of Hellotel Deutschland GmbH, a German company, (the “Company”) with offices at:

Otto-Hahn-Str. 8 63225 Langen, Deutschland.

WHEREAS:

A.	The Corporation is involved in the development of Internet telephone projects in Europe, the Middle East, Africa and the Americas;

B.	Mr. Oezcan is a professional who has been engaged in the management of the Company and the development of similar services;

C.	The Corporation wishes to engage the services of Mr. Oezcan as an Executive,

D.	The parties have mutually agreed to evidence the terms of Mr. Oezcan’s service to the Corporation by this Agreement;

WITNESSES that the parties, intending to be legally bound, agree as follows:

1. Term

The Corporation shall employ the Executive for a period of three years, from the date hereof, unless such employment shall be terminated earlier as hereinafter provided. Upon the expiry of the term of this Agreement, and on each anniversary of such date falling thereafter, the term of this Agreement shall automatically be extended for one additional year, or extended for such other period as the parties may agree, on the same terms and conditions except changes to compensation as may be agreed to between the Corporation and the Executive unless, not less than 180 days prior to any such anniversary date, either the Corporation or the Executive shall have given written notice to the other that it or he does not wish to further extend this Agreement.

2. Duties

The Executive shall serve the Corporation in such capacity or capacities and shall perform such duties and exercise such powers pertaining to the management and operation of the Corporation as may be determined from time to time by the Board of Directors of the Corporation (“Board of Directors”)

consistent with the office of the Executive. Supplementary work, paid or unpaid, as well as the acceptance of honorary offices and mandates for supervisory or advisory boards or similar appointments require the prior approval of the Board of Directors.

Without limitation of the foregoing, the Executive shall occupy the office of Vice President Europe of the Corporation with the following responsibilities:

(a)

Reporting to the Chief Executive Officer and the Board of Directors; the Executive is given the authority and responsibility to make decisions, provide direction and to take action as necessary to ensure the development of the Corporation’s telecommunications business in designated areas of Europe, The Middle East and Asia.

(b)

This responsibility includes the development and implementation of business plans and budgets for the Company in accord with the overall strategy and direction of the Corporation covering all aspects of operations, (i.e. marketing and sales, customer service, finance and accounting, MIS, operating procedures, staffing and employee compensation, and technical operations).

(c)	To represent the Company in legal and non-legal matters in accord with the constating documents of the Company.

(d)	To monitor the Company’s operations to assure that the objectives and plans are being achieved and that the cash flow projections are on schedule.

(e)

To submit formal status reports at regular intervals stating results and the interpretation of any problem, (including regulatory or political changes that may affect the Company’s presence or operations in the designated countries), to the C.E.O. and to the Board of Directors.

3. Performance of Duties

In performing the Executive’s duties, the Executive shall:

(a)	devote his full time, attention, professional skills, and experience to the business and affairs of the Corporation; and

(b)	perform those duties that may reasonably be assigned to the Executive diligently and faithfully and in the best interests of the Corporation.

4. Place of Employment

The Executive will report to work at Otto-Hahn-Str. 8 in Langen, Germany. The Corporation shall not move or otherwise relocate such place at which the Executive reports to work more than 20 kilometres from the current location.

5. Salary

The annual base salary payable to the Executive for the position held and services provided as described herein during the term of this Agreement shall be EUR 180,000 gross and exclusive of benefits and other compensation and will be paid in twelve equal monthly instalments, (less the legal withholding deductions), at the end of each calendar month. If in a calendar year, the working period is less than 12 months, the remuneration will be calculated pro rata. In the event of the death of the Executive, the salary for the current month and the two following months will continue to be paid to the surviving dependants (spouse or children up to 18 years of age entitled to maintenance).

6. Employee Benefits

The Corporation shall provide the Executive with employee benefits comparable to those provided by the Corporation from time to time to other senior executives of the Corporation generally and shall permit the Executive to participate in any share purchase plan, retirement plan or similar plan offered by the Corporation from time to time to its senior executives generally in the manner and to the extent authorized by the Board of Directors.

In so far as the Executive is insured under statutory social insurances, the Company will make the normal contributions as required under German laws applicable to such employment and employment benefits.

7. Bonus

In addition to the annual base salary, the Executive will receive a bonus within 90 days of each fiscal year end of the Corporation in accord with the provisions of the Corporation’s bonus plan as determined by the Board of Directors and made available to other executives holding equivalent management positions.

The bonus plan will be determined after the annual plan and budget preparation process which must be completed during the fourth quarter of each calendar year for the following year. The Executive's bonus plan will be related the financial cash flow and profitability objectives for the Europe, Middle East and Africa regions as established in the budget process and as approved by the Board of Directors. The first such iteration of this process will commence in October of 2006; to be approved prior to year end; and will establish performance objectives for the business year 2007 with the bonus payment to be made during the first 90 days of 2008.

8. Stock Option Plan

The Executive is entitled to participate in the Corporation's share option plan in the same manner as other executives whose level of responsibility is similar to that of the Executive. A decision to grant options, and the amount of options granted and other terms, is at the discretion of the board.

9. No Further Salary or Bonus Adjustments

Other than as herein provided, the Executive will not be eligible for any additional benefits, salary or bonuses unless agreed to by the Corporation.

10. Vacation

The Executive shall be entitled to 30 working days paid vacation per calendar year at a time approved in advance by the Board of Directors, which approval shall not be unreasonably withheld but shall take into account the requirements of the Corporation and the need for the timely performance of the Executive's responsibilities.

The vacation entitlement will normally be taken during the calendar year in which it is earned and if the entitlement earned is not claimed and taken by March 31 of the following year, it will be lost and cannot be restored or claimed.

11. Automobile

The Company will provide the Executive with a company car (category of reference: Mercedes CL), to be used by him for the Company’s business, ( personal use is allowed provided that the taxes which result from personal use are to be paid by the Executive).

The Corporation shall pay or reimburse the Executive for all reasonable vehicle operating costs, including leasing costs, insurance, maintenance, gas and oil, properly incurred or to be incurred in connection with the Executive carrying out the Executive’s duties. The Executive shall supply the Corporation with the originals of all invoices or statements in respect of which the Executive seeks reimbursement.

12. Expenses

The Executive shall be reimbursed for all reasonable travel and other out-of-pocket expenses actually and properly incurred by the Executive from time to time in connection with carrying out the Executive’s duties. For all such expenses, the Executive shall supply the Company with originals of all invoices or statements in respect of which the Executive seeks reimbursement in accord with the policies and procedures of the Company.

13. Absence from work and continued payment of wages

The Executive will without delay inform the Corporation of any reason for absence and its foreseeable duration and at the same time indicate any urgent work. If the absence from work lasts longer than three calendar days, he will on the next working day submit a doctor’s certificate explaining his inability to work and its foreseeable duration.

In so far as the absence from work is based on an event, for which the Executive is entitled to claim damages from a third party, the Executive will assign these to the Corporation to the amount of the continued payment of remuneration. The Executive undertakes to inform the Corporation at once of the above-mentioned event, and effect the necessary collaboration in favor of the company.

14. Termination for Cause, Disability or Death

For Cause

The Corporation may terminate the employment of the Executive without notice or any payment in lieu of notice for just cause which, without limiting the generality of the foregoing, shall include:

(a)	wilful misconduct or any act or omission that constitutes just cause for dismissal by law;

(b)

if there is a repeated and demonstrated failure on the part of the Executive to perform the material duties of the Executive's position in a competent manner and where the Executive fails to substantially remedy the failure within a reasonable period of time after receiving written notice of such failure from the Corporation;

(c)	if the Executive is convicted of a criminal offence involving fraud or dishonesty;

(d)

if the Executive or any member of the Executive’s family makes any personal profit arising out of or in connection with a transaction to which the Corporation is a party or with which it is associated without making disclosure to and obtaining the prior written consent of the Corporation;

(e)	if there is a material breach of the Executive’s fiduciary duties to the Corporation, including the duty to act in the best interest of the Corporation; or

(f)

if the Executive disobeys reasonable instructions given in the course of employment by or on behalf of the Board of Directors that are not inconsistent with the Executive's management position, or contrary to law and not remedied by the Executive within a reasonable period of time after receiving written notice of such disobedience.

For Disability/Death

(g)

this Agreement may be immediately terminated by the Corporation by notice to the Executive if the Executive becomes permanently disabled. The Executive shall be deemed to have become permanently disabled if in any year during the employment period, because of ill health, physical or mental disability, or for other causes beyond the control of the Executive, the Executive has been continuously unable or unwilling or has failed to perform the Executive's duties for 120 consecutive days, or if, during any year of the employment period, the Executive has been unable or unwilling or has failed to perform the Executive’s duties for a total of 180 days, consecutive or not. The term “any year of the employment period” means any period of 12 consecutive months during the employment period.

(h)	this Agreement shall terminate without notice upon the death of the Executive.

No Severance Payments

Upon termination of the Executive's employment:

(a)	for just cause;

(b)	by the voluntary termination of employment by the Executive; or

(c)	by the non-renewal of this Agreement,

the Executive shall not be entitled to any severance payment other than the compensation earned by the Executive before the date of termination calculated pro rata up to and including the date of termination.

15. Severance Payments

At any time during the term of this Agreement, the Corporation may terminate the employment of the Executive without cause and the Executive may voluntarily terminate his employment. If the Executive's employment is terminated for any reason other than the voluntary termination of the Executive or the reasons set forth in §14, the Executive shall receive the following severance package:

(d)

an amount, payable in instalments as set out in §5 equal to the monthly base salary to which he is entitled at the date of termination multiplied by the number of months (including any fractional months) remaining in the term of this Agreement. (less statutory deductions),

(e)	the bonus payable proportionately and in accord with the bonus plan described in §7 of this Agreement for the relevant portion of the fiscal year up to the date of termination; and

(f)	the employee benefits to which he was entitled at the date of termination including the provision of a leased automobile, for the remainder of the term of this Agreement.

Such severance payment and benefits shall not be subject to any right of set-off which the Corporation may have against the Executive nor any obligation on the part of the Executive to seek alternate employment. It is expressly understood and agreed that any earnings from employment or otherwise that the Executive may make during such severance period shall not affect the amount of the severance payment or the level of benefits to which the Executive is entitled.

If the Executive's employment is terminated as a result of the permanent disability of the Executive, the Executive shall be entitled to receive the base salary payable at the rate and in continuing instalments as set out in §5 for the remainder of the term of this Agreement.

For the purposes of this section, whenever a payment is to be determined with reference to the remaining term of this Agreement, if less than 60 days remain in the term of this Agreement and no party has given notice of its intention not to renew this Agreement as contemplated by §1, the “remaining term of this Agreement” shall include the remainder of the then existing term of this Agreement plus 180 days of the renewal period.

16. Ownership of Work Product

With respect to all work produced at any time, directly or indirectly, by the Executive for the Company or the Corporation in the course of both the Executive’s employment and engagement as a contractor by the Company or the Corporation (“Work Product”), the Executive

(a)

acknowledges and agrees that all right, title and interest including, but not limited to, copyright in all Work Product has vested and will vest in the Corporation immediately upon its creation, and to the extent that any such right, title or interest in any Work Product has not vested or does not automatically vest in the Corporation, the Executive hereby assigns, transfers and grants to the Corporation, or its nominee, all of the Executive’s right, title and interest in such Work Product and will execute and deliver all documents and provide all assistance necessary both during and subsequent to the Executive’s employment and engagement as a contractor by the Company or the Corporation to enable the Corporation to perfect and maintain its title to, and to obtain for itself or its nominee copyright or patent registrations and other legal protection in respect of the Work Product in any jurisdiction,

(b)	acknowledges and agrees that any failure of the Corporation to request or obtain any additional formal assignment of any Work Product will not affect the Corporation’s ownership thereof,

(c)

hereby irrevocably waives in favour of the Corporation, and agrees not to assert, any moral rights the Executive may have or may acquire in any Work Product and will provide written waivers from time to time as requested by the Corporation,

(d)

agrees not to challenge the validity of the Corporation’s right, title and interest in and to any Work Product both during and subsequent to the Executive’s employment and engagement as a contractor by the Corporation, and

(e)	upon any termination of the Executive as an employee of the Corporation, will promptly deliver to the Corporation all Work Product in the Executive’s possession or under his control.

The foregoing covenants and agreements set forth in this §16 are separate and distinct covenants and agreements and will be enforceable after the termination of the Executive’s employment.

17. Confidentiality

The Executive acknowledges and agrees that:

(a)

in the course of performing the Executive’s duties and responsibilities as an officer of the Corporation, he has had and will continue in the future to have access to and has been and will be entrusted with detailed confidential information and trade secrets (printed or otherwise) concerning past, present, future and contemplated products, services, operations and marketing techniques and procedures of the Corporation and its subsidiaries, including, without limitation, information relating to the identity of, addresses, preferences, needs and requirements of past, present and prospective clients, customers, suppliers and employees of the Corporation and its subsidiaries (collectively, “Trade Secrets”), the disclosure of any of which to competitors of the Corporation or to the general public, or the use of same by the Executive or any competitor of the Corporation or any of its subsidiaries would be highly detrimental to the interests of the Corporation;

(b)

in the course of performing the Executive’s duties and responsibilities for the Corporation, the Executive has been and will continue in the future to be a representative of the Corporation to its customers, clients and suppliers and as such has had and will continue in the future to have significant responsibility for maintaining and enhancing the goodwill of the Corporation with such customers, clients and suppliers and would not have, except by virtue of the Executive’s employment with the Corporation, developed a close and direct relationship with the customers, clients and suppliers of the Corporation;

(c)	the Executive, as an officer of the Corporation, owes fiduciary duties to the Corporation, including the duty to act in the best interests of the Corporation; and

(d)

the right to maintain the confidentiality of the Trade Secrets, the right to preserve the goodwill of the Corporation and the right to the benefit of any relationships that have developed between the Executive and the customers, clients and suppliers of the Corporation by virtue of the Executive's employment with the Corporation constitute proprietary rights of the Corporation, which the Corporation is entitled to protect.

In acknowledgement of the matters described above and in consideration of the payments to be received by the Executive pursuant to this Agreement, the Executive hereby agrees that he will not, during the period commencing on the date hereof and ending two years following the expiration of the term of this Agreement, directly or indirectly disclose to any person or in any way make use of (other than for the benefit of the Corporation), in any manner, any of the Trade Secrets, provided that such Trade Secrets shall be deemed not to include information that is or becomes generally available to the public other than as a result of disclosure by the Executive.

18. Personal data

The Executive’s personal data will be recorded, stored and processed for the purposes of personnel administration in accordance with the provisions of the German Federal Data Protection Law.

19. Non-Solicitation

The Executive hereby agrees that he will not, during the period commencing on the date hereof and ending two years following the expiration of the term of this Agreement, be a party to or abet any solicitation of customers, clients or suppliers of the Corporation or any of its subsidiaries, to transfer business from the Corporation or any of its subsidiaries to any other person, or seek in any way to persuade or entice any employee of the Corporation or any of its subsidiaries to leave that employment or to be a party to or abet any such action.

20. Non-Competition

The Executive covenants and agrees with the Corporation that he will not directly or indirectly, during the term of this Agreement, either individually or in partnership, jointly or in conjunction with any person, firm, association, syndicate, corporation, or any other entity whether as principal, agent, employee or shareholder or in any other manner whatsoever, carry on or be engaged in or be concerned with or interested in, or advise or permit either of their respective names or any part thereof to be used or employed by or associated with, any person, firm, association, syndicate, corporation, or other entity engaged in or concerned with any business which is the same as or similar to, or in competition with the business of the Corporation.

21. Disclosure

During the employment period, the Executive shall promptly disclose to the Board of Directors full information concerning any interest, direct or indirect, of the Executive (as owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) or any member of the Executive’s family in any business that is reasonably known to the Executive to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to the Corporation or to any of its suppliers or customers.

22. Return of Materials

All files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disks, software products and lists (including lists of customers, suppliers, products and prices) pertaining to the business of the Corporation or any of its subsidiaries and associates that may come into the possession or control of the Executive shall at all times remain the property of the Corporation or such subsidiary or associate, as the case may be. On termination of the Executive's employment for any reason, the Executive agrees to deliver promptly to the Corporation all such property of the Corporation in the possession of the Executive or directly or indirectly under the control of the Executive. The Executive agrees not to make for the Executive’s personal or business use or that of any other party, reproductions or copies of any such property or other property of the Corporation.

23. Governing Law

This Agreement shall be governed by and interpreted and construed in accordance with the laws of Germany.

24. Severability

If any provision of this Agreement, including the breadth or scope of such provision, shall be held by any court of competent jurisdiction to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions, or part thereof, of this Agreement and such remaining provisions, or part thereof, shall remain enforceable and binding.

25. Enforceability

The Executive hereby confirms and agrees that the covenants and restrictions pertaining to the Executive contained in this Agreement, including, without limitation, those contained in §1 through §22 inclusive, are reasonable and valid and hereby further acknowledges and agrees that the Corporation would suffer irreparable injury in the event of any breach by the Executive of the Executive’s obligations under any such covenant or restriction. Accordingly, the Executive hereby acknowledges and agrees that damages would be an inadequate remedy at law in connection with any such breach and that the Corporation shall therefore be entitled in lieu of any action for damages, to temporary and permanent injunctive relief enjoining and restraining the Executive from any such breach.

26. No Assignment

The Executive may not assign, pledge or encumber the Executive's interest in this Agreement nor assign any of the rights or duties of the Executive under this Agreement without the prior written consent of the Corporation.

27. Successors

This Agreement shall be binding on and enure to the benefit of the successors and assigns of the Corporation and the heirs, executors, personal legal representatives and permitted assigns of the Executive.

28. Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to employment and supersedes all prior agreements and understandings, oral or written, by and between any of the parties with respect to the subject matter hereof.

29. Further Assurances

The parties shall with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each party shall provide such further documents or instruments required by the other party as may be reasonably necessary or desirable to give effect to the purpose of this Agreement and carry out its provisions.

30. Legal Advice

The Executive hereby represents and warrants to the Company and acknowledges and agrees that he had the opportunity to seek and was encouraged by the Company to seek independent legal advice prior to the execution and delivery of this Agreement and that, in the event that he did not avail himself of that opportunity prior to signing this Agreement, he did so voluntarily without any undue pressure and agrees that his failure to obtain independent legal advice shall not be used by him as a defence to the enforcement of his obligations under this Agreement.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

)
Witness	)	/s/ Teyfik Oezcan
	)	Teyfik Oezcan, (the “Executive”),
	)	Hellotel Deutschland GmbH
Name of Witness	)

)
Witness	)	/s/ Michael Jervis
	)	Michael Jervis, (CEO of the “Corporation”),
	)	Turinco Inc. Vancouver B.C. Canada
)
Name of Witness